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                                  EXHIBIT 10.28



June 6, 1997

Mr. William M. Dubay
President & Chief Operating Officer
Brunswick Technologies, Inc.
P.O. Box 516
Brunswick, ME 04011

Dear Bill:

Fleet Bank of Maine is pleased to renew a $2,500,000 working capital line of credit to Brunswick Technologies, Inc. with Advanced Textiles, Inc. as Guarantor. This letter, when properly signed and accepted, will constitute an agreement between Fleet Bank of Maine of Portland, Maine (hereinafter referred to as "Bank"), which agrees to lend, and Brunswick Technologies, Inc. of Brunswick Maine and Advanced Textiles, Inc. of Seguin, Texas, (hereinafter referred to as "Co-Borrowers") which agree to borrow, in accordance with the following terms and conditions, in addition to those as outlined in the loan documents:

BORROWER:  Brunswick Technologies, Inc.

GUARANTOR:  Advanced Textiles, Inc.

PURPOSE:  Short term working capital

MAXIMUM AMOUNT:  $2,500,000

INTEREST RATE: At the Borrower's option, either Fleet Bank of Maine's Prime
     Lending Rate (presently 8.50%) or the London Interbank Offered Rate plus 1.75% for amounts of $100,000 or more for periods of 30 to 360 days, payable monthly and based on actual days outstanding over a 360 day year.

FEES:  1/8 of 1% on the unused portion, charged quarterly in arrears.

TERM: On demand, with interest payable monthly. Subject to your continued favorable financial condition (in the sole judgment of the Bank) this line of credit is available for your use through May 31, 1998 and is subject to review prior to renewal.

Payments not made within 10 days of the due date will be assessed a late fee equal to 5% of the payment amount.

PREPAYMENTS/YIELD MAINTENANCE FEE ASSESSMENT: At any time that (i) the interest rate on the loan is a fixed rate and (ii) the Bank in its sole discretion should




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     determine that current market conditions can accommodate a prepayment request, the Borrower shall have the right at any time and from time to time to prepay the loan in whole (but not in part), and the Borrower shall pay to the Bank a yield maintenance fee in an amount computed as follows. The current rate for United States Treasury securities (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made shall be subtracted from the "Cost of Funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the fixed rate loan. Each reference in the paragraph to "Fixed Rate Election" shall mean the election by the Borrower pursuant to the paragraph labeled "Interest Rate" in this Agreement.

MINIMUM ADVANCES: Advances under the Line will be subject to a minimum advance of $5,000 per request.

REPORTING: The Borrower shall submit to the Bank the following reports and such other as the Bank may request without limitation:

         (a) Borrower's quarterly 10Q reports submitted within 45 days of the end of each quarter.

         (b) Borrower's annual audited and consolidated financial statement (with consolidating schedules) to include its 10K report within 120 days of year-end prepared by a certified public accountant acceptable to the Bank.

         (c) Quarterly covenant compliance certificates, within 45 days of quarter-end.

FINANCIAL DISCLOSURE: Bank shall be satisfied that the financial information previously delivered to it fairly presents the business and financial condition of the Borrower and Guarantor and the results of operations for the periods covered by such information, and that there have been no material adverse change in the business, assets or financial condition of the Borrower and Guarantor since the date of the most recent financial information delivered to us.

DEPOSITORY RELATIONSHIP: The rate and terms of this credit facility are in express reliance on Brunswick Technologies maintaining its deposit and commercial banking



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     relationships with the Bank. The Bank shall have the right to charge any of the borrower's accounts for any amounts due in connection with the credit facility.

NON-ASSIGNABILITY OF COMMITMENT: This commitment is expressly offered only to the Co-borrowers and only for the purposes described herein. This commitment may not be assigned without the written permission of Fleet Bank of Maine.

FINANCIAL AND BUSINESS COVENANTS:

         - Borrower and Guarantor shall maintain a combined maximum leverage ratio of 1.0:1 (tested quarterly). For covenant purposes the leverage ratio will be equal to total senior liabilities divided by the Company's tangible net worth plus subordinated debt.

         - Borrower and Guarantor shall maintain a combined cash flow coverage ratio of 1.2:1 (i.e., net income plus depreciation expense plus interest expense / current maturities of long term debt plus interest expense.) Terms are as defined by GAAP. (tested annually)

         - Martin Grimnes and William Dubay shall remain actively involved with the operation of Borrower.

MISCELLANEOUS REQUIREMENT AND CONDITION:

         - All debt currently subordinated to the Bank will continue to be subordinated including the notes due to Burlington Industries by Brunswick Technologies.

         - Execution and delivery of loan documentation, opinions and other documentation in form and substance satisfactory to Bank.

WRITTEN MODIFICATIONS: The Co-borrowers may not maintain any action against the Bank on any agreement to lend money, extend credit, forbear from collection of a debt or make any other accommodation for repayment of a debt for more than $250,000 unless the promise, contract or agreement is in writing and signed by a duly authorized representative of Bank.

EXPENSES: All reasonable out-of-pocket expenses, including without limitation, attorney's fees, searches, filing fees and appraisal costs, will be paid by the Borrower regardless of whether or not a financing package in concluded.

The Bank reserves the right to participate out any portion of the Line. Accordingly, you grant the Bank the right to provide prospective participants with any information relative to the Line, including but not limited, to any information supplied to the Bank by you.

The parities hereto agree that this commitment shall survive the loan closing and that each of the obligations and undertakings of the Borrower and Guarantor hereunder shall be



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continuing and shall not cease until the entire loan, together with interest and fees, is paid in full.

If the foregoing terms are acceptable to you, please sign and return a copy of this letter to me indicating your acceptance thereof. The commitment set forth herein will expire without further action if I have not received your written acceptance of this letter on or before June 15, 1997. The Bank reserves the right to terminate this commitment at any time upon the occurrence of any adverse change in the Borrower's or Guarantor's financial condition or business as determined by the Bank in its sole discretion or the occurrence of any event of default under the existing loan arrangements dated May 30, 1996 by and between Brunswick Technologies and the Bank.

By signing below the undersigned also agrees and acknowledges that any dispute arising out of or relating to this commitment letter or any actual or alleged modification thereof, or any alleged breach thereof, shall be settled by arbitration in Portland, Maine in accordance with the rules of the American Arbitration Association governing commercial arbitration.

Sincerely,

\s\ Claude R. Carbonneau

Claude R. Carbonneau
Vice President

                                                   ACCEPTED AND ACKNOWLEDGED:
                                                   Brunswick Technologies, Inc.


Date:  June 6, 1997                         By:    /s/ William M. Dubay
                                                   --------------------

                                                   William M. Dubay
                                                   Its President

Enclosure                                          Advanced Textiles, Inc.


                                            By:
                                                   --------------------
                                                   Its